As filed with the Securities and Exchange Commission on February 12, 2003
                                                    Registration No. 333-_______

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 _______________

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ________________


                          ROFIN-SINAR TECHNOLOGIES INC.
             (Exact name of Registrant as specified in its charter)
          Delaware                                            38-3306461
    (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                       Identification Number)
                               40984 Concept Drive
                               Plymouth, MI 48170
                                 (734) 455-5400
                        (Address and telephone number of
                        Registrant's principal executive
                                    offices)
                                 _______________

                          ROFIN-SINAR TECHNOLOGIES INC.
                           2002 EQUITY INCENTIVE PLAN
                            (Full title of the plan)
                                 _______________

                             Cindy Denis - Secretary
                          Rofin-Sinar Technologies Inc.
                               40984 Concept Drive
                               Plymouth, MI 48170
                                 (734) 455-5400
            (Name, address and telephone number of agent for service)
                                 _______________


                         CALCULATION OF REGISTRATION FEE

   ===================================================================================================================
                                          Amount to be     Proposed Maximum      Proposed Maximum       Amount of
  Title of Securities to be Registered   Registered(1)   Offering Price per    Aggregate Offering  Registration Fee
                                                              Share(2)               Price
   -------------------------------------------------------------------------------------------------------------------
     Common Stock, par value $0.01 per        273,000                 $8.75            $2,388,750        $219.77
     share                                  1,227,000                 $7.93            $9,730,110        $895.18
     -----                                  ---------                                 -----------      ---------
                                            1,500,000                                 $12,118,860      $1,114.95

   ===================================================================================================================

(1) This registration statement on Form S-8 (this "Registration Statement") shall also cover any additional shares of common stock which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected with the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock, par value $0.01 per share (the "Common Stock").

(2) Pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the offering price for 1,227,000 shares of Common Stock available for future awards is based on the average of the bid and asked prices of the Registrant's Common Stock reported on the Nasdaq National Market on February 5, 2003.

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*





----------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated as of their respective dates in this Registration Statement by reference and shall be deemed to be a part hereof:

     (a) the Annual Report on Form 10-K for the fiscal year ended September 30, 2002 (file number 000-21377) (the "Form 10-K"); and

     (c) the description of our common stock par value, $.01 per share, to be offered hereby is contained in our Registration Statement on Form 8-A (file number 000-21377) filed on September 17, 1996 (and amended on September 20,
1996) for registration of such common stock under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement but before we file a post-effective amendment to this Registration Statement which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

         Not applicable.

Item 5.    Interests of Named Experts and Counsel.

         Not applicable.

Item 6.    Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the

Registrant, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. Any such indemnification may be made by the Registrant only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The Certificate of Incorporation of the Registrant permits indemnification of its directors and officers to the maximum extent permitted by Delaware law, as the same may be amended from time to time.

     The Registrant has in effect a directors and officers liability insurance policy indemnifying the directors and officers of the Registrant for certain liabilities incurred by them, including liabilities under the Securities Act. The Registrant pays the entire premium of this policy.

     The Registrant's Certificate of Incorporation contains a provision that eliminates the personal liability of directors of the Registrant for monetary damages for certain breaches of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Item 7.    Exemption from Registration Claimed.

         Not applicable.

Item 8.    Exhibits.

         See attached "Index to Exhibits" list.

Item 9.    Undertakings.

(a)      We hereby undertake:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Michigan, on the 12th day of February, 2003.


                             ROFIN-SINAR TECHNOLOGIES INC.


                             By:/s/ Peter Wirth
                                --------------------------
                                Name:  Peter Wirth
                                Title: Chairman of the Board of Directors,
                                       Chief Executive Officer and President

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Wirth, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, said attorney-in-fact to have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed such power of attorney each and every act whatsoever which such attorney-in-fact may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities on this 12th day of February, 2003.

Signature                                             Title
--------                                              -----

/s/ Peter Wirth                        Chairman of the Board of Directors, Chief
------------------                     Executive Officer and President
Peter Wirth

/s/ Gunther Braun                      Executive Vice President, Finance and
------------------                     Administration, Chief Financial Officer,
Gunther Braun                          Principal Accounting Officer and Director


/s/ Carl F. Baasel                     Director
------------------
Carl F. Baasel

/s/ William Hoover                     Director
------------------
William Hoover

/s/ Ralph Reins                        Director
------------------
Ralph Reins

/s/ Gary Willis                        Director
------------------
Gary Willis

                                Index TO EXHIBITS


     The following exhibits are filed as part of this Registration Statement:

Exhibit No.                          Description of Document

4.1 Certificate of Incorporation of the Registrant and Form of Certificate of Amendment thereto (incorporated herein by reference to the Form 10-K)

4.2 By-laws of the Registrant (incorporated herein by reference to the Form 10-K)

4.3 Rofin-Sinar Technologies Inc. 2002 Equity Incentive Plan (incorporated herein by reference to the Proxy Statement for the Annual Meeting held on March 22, 2002)

*5 Opinion of Shearman & Sterling as to the legality of common stock being registered

*23.1          Consent of KPMG LLP, independent certified public accountants

*23.2 Consent of Shearman & Sterling as to the legality of the common stock being registered (included in Exhibit 5)

*24            Power of Attorney (included on signature pages).





______________________
*  Filed herewith